Exhibit 16.1

May 23, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Itron, Inc.’s Form 8-K dated May 21, 2007, and have the following comments:

1.	We agree with the statements made in the first, third, fourth, and fifth paragraphs, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in the second and sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP
Seattle, Washington